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Exhibit 10.3

AMENDED AND RESTATED SECURITIES HOLDERS AGREEMENT

Dated as of

June 28, 2000

among

ACAPULCO ACQUISITION CORP.

BRUCKMANN, ROSSER, SHERRILL & CO., L.P.

FURMAN SELZ INVESTORS II, L.P.

and

OTHER INVESTORS

i

AMENDED AND RESTATED SECURITIES HOLDERS AGREEMENT

        AMENDED AND RESTATED SECURITIES HOLDERS AGREEMENT, dated as of June 28, 2000 (the "Agreement"), by and among (1) ACAPULCO ACQUISITION CORP., a Delaware corporation ("Acquisition Corp."), (2) BRUCKMANN, ROSSER, SHERRILL & CO., L.P., a Delaware limited partnership ("BRS"), BRUCKMANN, ROSSER, SHERRILL & CO. II L.P. ("BRS II") and the individuals listed on Exhibit A-1 as the BRS Co-Investors (the "BRS Co-Investors" and, together with BRS and BRS II, the "BRS Entities"), (3) FURMAN SELZ INVESTORS II, L.P., a Delaware limited partnership ("FSI"), and the entities and individuals listed on Exhibit A-1 as the FSI Co-Investors (the "FSI Co-Investors" and, together with FSI, the "FSI Entities"), (4) BANCBOSTON INVESTMENTS INC., a Massachusetts corporation ("BancBoston"), (5) CANTERBURY MEZZANINE CAPITAL, L.P., a Delaware limited partnership ("Canterbury Mezzanine"), CANTERBURY DETROIT PARTNERS, L.P., a Delaware limited partnership ("Canterbury Detroit") and CANTERBURY MEZZANINE CAPITAL II, L.P., a Delaware limited partnership ("Canterbury Mezzanine II" and, together with Canterbury Mezzanine and Canterbury Detroit, "Canterbury" or the "Canterbury Entities"), (6) BLACKSTONE MEZZANINE PARTNERS L.P., a Delaware limited partnership ("Blackstone Partners") and BLACKSTONE MEZZANINE HOLDINGS L.P., a Delaware limited partnership ("Blackstone Holdings" and, together with Blackstone Partners, "Blackstone" or the "Blackstone Entities"), (7) the individuals listed on Exhibit A hereto as "Additional Investors" (the "Additional Investors"), (8) the individuals listed on the signature pages hereto as "Additional Option Holders" (the "Additional Option Holders") and, (9) any person who agrees in writing with the Company to join in and become a party to this Agreement (the "Subsequent Investors"). The BRS Entities, the FSI Entities, BancBoston, the Canterbury Entities, the Blackstone Entities, the Additional Investors, the Additional Option Holders and the Subsequent Investors are sometimes referred to hereinafter individually as an "Investor" and collectively as the "Investors."

Background

        A.    Pursuant to a Securities Purchase and Holders Agreement, dated as of July 13, 1998 (the "Original Agreement"), certain of the Investors purchased from Acquisition Corp. an aggregate of (i) 6,000 shares of Series A 12.5% Cumulative Compounding Preferred Stock, par value $.001 per share ("Senior Preferred Stock"), of Acquisition Corp., (ii) 4,000 shares of Series B 13.5% Cumulative Compounding Preferred Stock, par value $.001 per share ("Junior Preferred Stock"), of Acquisition Corp., (iii) 93,636.4 shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock") and (iv) 6,363.6 shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock"), of Acquisition Corp.

        B.    Pursuant to Warrant Agreements, each dated as of July 13, 1998 (the "Old Warrant Agreement"), by and among Acquisition Corp. and Canterbury Mezzanine, and Acquisition Corp. and Canterbury Detroit, Canterbury Mezzanine and Canterbury Detroit have acquired Warrants (the "Old Warrants") to purchase an aggregate of 11,111.11 shares of Class A Common Stock of Acquisition Corp. The Old Warrants are being exercised by Canterbury Mezzanine and Canterbury Detroit on the date hereof (the "Closing Date").

        C.    Pursuant to the Acapulco Acquisition Corp. Stock-Based Incentive Compensation Plan, Acquisition Corp. has granted options to the officers, employees and consultants of Acquisition Corp. (including certain of the Additional Investors) named on Schedule I to purchase up to an aggregate of 10,200 shares of Class A Common Stock (collectively, the "Options").

        D.    Acquisition Corp. has filed (i) a Certificate of Amendment to Acquisition Corp.'s Amended and Restated Certificate of Incorporation, increasing the authorized number of shares of Class A Common Stock to 1,000,000 and the authorized number of shares of Class B Common Stock to 1,000,000 (the "Certificate of Amendment") and (ii) a Certificate of Increase of Shares Designated as

Senior Preferred Stock and Junior Preferred Stock, increasing the authorized number of shares of Senior Preferred Stock to 18,000 and the authorized number of shares of Junior Preferred Stock to 12,000 (the "Certificate of Increase").

        E.    Pursuant to Subscription Agreements, each dated as of the date hereof, by and among Acquisition Corp. and the Investors parties thereto (each, a "Subscription Agreement"), certain of the Investors are purchasing from Acquisition Corp. on the Closing Date (i) the number of shares of Senior Preferred Stock, (ii) the number of shares of Junior Preferred Stock, and (iii) the number of shares of Class A Common Stock or Class B Common Stock set forth opposite each such Investor's name on Exhibit A to each Subscription Agreement (collectively, the "New Securities"). The closing for the issuance and sale of the New Securities is referred to herein as the "Closing."

        F.     Pursuant to Warrant Agreements, each dated as of the date hereof (each, a "Warrant Agreement" and collectively the "Warrant Agreements") by and between Acquisition Corp. and Canterbury Mezzanine II, Acquisition Corp. and Blackstone Partners, and Acquisition Corp. and Blackstone Holdings, on the Closing Date Canterbury Mezzanine II, Blackstone Partners and Blackstone Holdings are acquiring Warrants (the "Warrants") to purchase the number of shares of Class A Common Stock of Acquisition Corp. set forth opposite such Investor's name on Exhibit A.

        G.    Set forth opposite each Investor's name on Exhibit A is the aggregate amount of Senior Preferred Stock, Junior Preferred Stock, Class A Common Stock or Class B Common Stock owned by such Investor immediately after the Closing.

        H.    In connection with the foregoing transactions, the parties hereto desire to amend and restate the Original Agreement as set forth herein regarding their rights and obligations with respect to the Securities.

        I.     As used herein, the term "Preferred Stock" shall mean the Senior Preferred Stock and the Junior Preferred Stock, the term "Common Stock" shall mean the Class A Common Stock and the Class B Common Stock, and the term "Securities" shall mean the Common Stock, the Preferred Stock, and the Warrants held by any party hereto (including New Securities), including shares of Common Stock, Preferred Stock, Warrants and all other securities of Acquisition Corp. (or a successor to Acquisition Corp.) received on account of ownership of the Common Stock, Preferred Stock, or the Warrants, including all securities issued in connection with any merger, consolidation, stock dividend, stock distribution, stock split, reverse stock split, stock combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof. A reference to any class of Securities shall be deemed to include reference to all Securities issued in respect thereof.

Terms

        In consideration of the mutual representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH INVESTOR

        1.1.  Representations and Warranties of Each Investor.    Each of the Investors severally represents and warrants to Acquisition Corp. that such Investor has full legal right, power and authority (including the due authorization by all necessary corporate action in the case of corporate Investors) to enter into this Agreement and to perform such Investor's obligations hereunder without the need for the consent of any other person or entity; this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with the terms hereof; and the execution, delivery and performance of this Agreement by such Investor do not contravene or violate any laws, rules or regulations applicable to him or it.

        1.2.  Legend.    The certificates representing the Securities shall bear the following legend in addition to any other legend required under applicable law:

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO ACAPULCO ACQUISITION CORP., THAT SUCH REGISTRATION IS NOT REQUIRED.

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF A SECURITIES PURCHASE AND HOLDERS AGREEMENT BY AND AMONG ACAPULCO ACQUISITION CORP. AND THE HOLDERS SPECIFIED THEREIN, AS AMENDED, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ACAPULCO ACQUISITION CORP. THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND THE SECURITIES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.

ARTICLE II

COVENANTS OF EACH INVESTOR

        2.1.    Provisions Regarding Transfers of Securities.

        The following provisions shall apply with respect to the Transfer (as hereinafter defined) of any Securities owned by any Investor:

          (a)   Except as provided in Section 3.3 hereof and the provisions set forth below in this Section 2.1, each Investor is prohibited from Transferring any of his or its Securities except in the following circumstances: (i) to Permitted Transferees (as hereinafter defined), (ii) except in the case of a BRS Entity, to another Investor, (iii) pursuant to an Approved Sale (as hereinafter defined) and in accordance with Section 3.2 hereof, (iv) a Transfer of Common Stock by any of the BRS Entities or the FSI Entities as to which Tag-Along Rights (as defined in Section 3.3 below) apply and (v) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") following exercise of the Investor's registration rights under the Registration Rights Agreement (as defined in Article V); provided, however, that, in the case of any such Transfer, except in the case of an Approved Sale or sale pursuant to an effective registration statement, each such transferee shall take such Securities subject to and be fully bound by the terms of this Agreement applicable to it with the same effect as if it were a party hereto; and provided, further, that no Transfer shall be effected except in compliance with the registration requirements of the Securities Act (and applicable state securities laws) or pursuant to an available exemption therefrom.

          (b)   No Transfer shall, in any event, be made by any Investor unless in connection with such Transfer, the applicable transferee has complied with the terms and provisions of this Agreement. No Investor or transferee may effect any Transfer of Securities, whether to a Permitted Transferee or otherwise, unless the transferee executes an agreement pursuant to which such transferee agrees to be bound by the terms and provisions of this Agreement applicable to the transferor (except in the case of an Approved Sale, a sale pursuant to an effective registration statement under the Securities Act or as otherwise specifically provided herein). In addition, no Investor or transferee may effect any Transfer of Securities, whether to a Permitted Transferee or otherwise, if Acquisition Corp. reasonably determines that the proposed Transfer would adversely affect Acquisition Corp.'s or any of its subsidiaries' alcoholic beverage licenses or permits. Any purported Transfer in violation of this covenant shall be null and void and of no force and effect and the purported transferee shall have no rights or privileges in or with respect to Acquisition Corp. As used herein, "Transfer" means the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, any voting trust or other agreement or arrangement with respect to the transfer of voting rights (including any proxy or similar arrangement (whether or not revocable)) or any other beneficial interest in any of the Securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such Securities.

        Prior to any proposed Transfer of any Securities, the holder thereof shall give written notice to Acquisition Corp. describing the manner and circumstances of the proposed Transfer accompanied by a written opinion of legal counsel, addressed to Acquisition Corp. and the transfer agent, if other than Acquisition Corp., and reasonably satisfactory in form and substance to each addressee, to the effect that the proposed Transfer of the Securities may be effected without registration under the Securities Act and applicable state securities laws. Each certificate evidencing the Securities transferred shall bear the legend set forth in Section 1.2, except that such certificate shall not bear the first paragraph of such legend if the opinion of counsel referred to above is to the further effect that the first paragraph of such legend is not required in order to establish compliance with any provision of the Securities Act or applicable state securities laws.

          (c)   As used herein, "Permitted Transferee" shall mean:

            (i)    in the case of any BRS Entity and its Permitted Transferees, (A) any other BRS Entity, (B) any general partner of a BRS Entity (a "BRS Partner") and any corporation, partnership or other entity that is an Affiliate (as hereinafter defined) of any BRS Entity or BRS Partner (collectively, "BRS Affiliates"), (C) any managing director, director, general partner, limited partner, officer or employee of any BRS Entity or any BRS Affiliate (provided that in the case of a Transfer to BRS' limited partners, such Transfer shall be made pro rata to all such partners in accordance with the terms of its agreement of limited partnership), or any spouse or lineal descendant of any BRS Entity or any heir, executor, administrator, testamentary trustee, legatee or beneficiary of a BRS Entity or any of the foregoing persons described in this clause (C) provided, however, that no BRS Affiliate that becomes such an entity primarily for the purpose of effecting a transfer of Securities shall be considered a Permitted Transferee (collectively, "BRS Associates"), (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general and limited partners of which include only BRS Entities, BRS Affiliates, or BRS Associates, and (E) any other transferee of Common Stock from any BRS Entity; provided, that the aggregate number of shares of Common Stock transferred to such transferee, together with all other transfers made by all BRS Entities since the Closing Date to Permitted Transferees specified in this clause (E), shall not exceed 10% of the total number of shares of Common Stock set forth opposite the names of such BRS Entities on Exhibit A hereto; and

            (ii)   in the case of any FSI Entity and its Permitted Transferees, (A) any other FSI Entity, (B) any general partner of a FSI Entity (a "FSI Partner") and any corporation, partnership or other entity that is an Affiliate (as hereinafter defined) of any FSI Entity or FSI Partner (collectively, "FSI Affiliates"), (C) any managing director, director, general partner, limited partner, officer or employee of any FSI Entity or any FSI Affiliate (provided that in the case of a Transfer to FSI's limited partners, such Transfer shall be made pro rata to all such partners in accordance with the terms of its agreement of limited partnership), or any spouse or lineal descendant of any FSI Entity or any heir, executor, administrator, testamentary trustee, legatee or beneficiary of a FSI Entity or any of the foregoing persons described in this clause (C) provided, however, that no FSI Affiliate that becomes such an entity primarily for the purpose of effecting a transfer of Securities shall be considered a Permitted Transferee (collectively, "FSI Associates"), (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general and limited partners of which include only FSI Entities, FSI Affiliates, or FSI Associates, and (E) any other transferee of Common Stock from any FSI Entity provided, that the aggregate number of shares of Common Stock transferred to such transferee, together with all other transfers made by all FSI Entities since the Closing Date to Permitted Transferees specified in this clause (E), shall not exceed 10% of the total number of shares of Common Stock set forth opposite the names of such FSI Entities on Exhibit A hereto; and

            (iii)  in the case of BancBoston and its Permitted Transferees (A) any Affiliate (as hereinafter defined) of BancBoston (collectively, "BancBoston Affiliates"), (B) any managing director, director, general partner, limited partner, officer or employee of BancBoston or any BancBoston Affiliate, or any spouse or lineal descendant of BancBoston or any heir, executor, administrator, testamentary trustee, legatee or beneficiary of BancBoston or any of the foregoing persons described in this clause (B) provided, however, that no BancBoston Affiliate that becomes such an entity primarily for the purpose of effecting a transfer of Securities shall be considered a Permitted Transferee (collectively, "BancBoston Associates"), (C) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general and limited partners of which include only BancBoston, BancBoston Affiliates, or BancBoston Associates, and (D) any other transferee of Securities from BancBoston provided such transferee is a nationally recognized financial institution (or an Affiliate of such an institution controlled by such institution) of substantial reputation and standing in the financial community.

            (iv)  in the case of any Canterbury Entity and its Permitted Transferees (A) any other Canterbury Entity, (B) any Affiliate (as hereinafter defined) of any Canterbury Entity (collectively, "Canterbury Affiliates"), (C) any managing director, director, general partner, limited partner, officer or employee of any Canterbury Entity or any Canterbury Affiliate (provided that in the case of a Transfer to Canterbury's limited partners, such Transfer shall be made pro rata to all such partners in accordance with the terms of its agreement of limited partnership), or any spouse or lineal descendant of any Canterbury Affiliate or any heir, executor, administrator, testamentary trustee, legatee or beneficiary of a Canterbury Affiliate or any of the foregoing persons described in this clause (C) provided, however, that no Canterbury Affiliate that becomes such an entity primarily for the purpose of effecting a transfer of Securities shall be considered a Permitted Transferee (collectively, "Canterbury Associates"), (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general and limited partners of which include only Canterbury Entities, Canterbury Affiliates, or Canterbury Associates, (E) any assignee or participant in the subordinated loan provided to Acquisition Corp. by Canterbury Mezzanine II pursuant to the Subordinated Loan Agreement, dated as of the date hereof by and among Acquisition Corp., Canterbury Mezzanine II, Blackstone and the other lenders named therein (as amended, restated, modified from time to time, the "Subordinated Loan Agreement") and (F) any other transferee of Common Stock from any Canterbury Entity; provided, that (i) the aggregate number of shares of Common Stock transferred to such transferee, together with all other transfers made by all Canterbury Entities since the Closing Date to Permitted Transferees specified in this clause (F), shall not exceed 10% of the total number of shares of Common Stock and Warrants to purchase Common Stock set forth opposite the names of such Canterbury Entities on Exhibit A hereto and (ii) such transferee shall (x) not be a competitor of Acquisition Corp. (as determined in good faith by the Board of Directors of Acquisition Corp.) and (y) shall otherwise be reasonably acceptable to Acquisition Corp.

            (v)   in the case of any Blackstone Entity and its Permitted Transferees (A) any other Blackstone Entity, (B) any Affiliate (as hereinafter defined) of any Blackstone Entity (collectively, "Blackstone Affiliates"), (C) any managing director, director, general partner, limited partner, officer or employee of any Blackstone Entity or any Blackstone Affiliate (provided that in the case of a Transfer to Blackstone's limited partners, such Transfer shall be made to such partners in accordance with the terms of its agreement of limited partnership), or any spouse or lineal descendant of any Blackstone Affiliate or any heir, executor, administrator, testamentary trustee, legatee or beneficiary of a Blackstone Affiliate or any of the foregoing persons described in this clause (C) provided, however, that no Blackstone Affiliate that becomes such an entity primarily for the purpose of effecting a transfer of Securities shall be considered a Permitted Transferee (collectively, "Blackstone Associates"), (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general and limited partners of which include only Blackstone Entities, Blackstone Affiliates, or Blackstone Associates, and (E) any assignee or participant in the subordinated loan provided to Acquisition Corp. by Blackstone pursuant to the Subordinated Loan Agreement and (F) any other transferee of Common Stock from any Blackstone Entity; provided, that (i) the aggregate number of shares of Common Stock transferred to such transferee, together with all other transfers made by all Blackstone Entities since the Closing Date to Permitted Transferees specified in this clause (F), shall not exceed 10% of the total number of Warrants to purchase shares of Common Stock set forth opposite the names of such Blackstone Entities on Exhibit A hereto and (ii) such transferee shall (x) not be a competitor of Acquisition Corp. (as determined in good faith by the Board of Directors of Acquisition Corp.) and (y) shall otherwise be reasonably acceptable to Acquisition Corp.

            (vi)  in the case of any other Investor who is a natural person, (A) Acquisition Corp., (B) any spouse or lineal descendant of such Investor, or any heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Investor or any of the foregoing persons referred to in this clause (B) (collectively, "Additional Investor Associates") and (C) any trust, the beneficiaries of which, or any partnership, the partners of which, include only such Additional Investor Associates.

          (d)   As used herein, "Affiliate" of any person means any person, directly or indirectly, controlling, controlled by or under common control with such person, and includes any person who is an officer, director or employee of such person and any person who would be deemed to be an "affiliate" or an "associate" of such person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this definition, "controlling" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).

        2.2.  Notation.    A notation will be made in the appropriate transfer records of Acquisition Corp. with respect to the restrictions on transfer of the Securities referred to in this Agreement.

        2.3.  Limitation on Dividends and Repurchase of Securities.    Each Investor understands that concurrently with the issuance of the Securities, Acquisition Corp. is entering into certain financing agreements (including the Subordinated Loan Agreement) which will contain prohibitions, restrictions and limitations on the ability of Acquisition Corp. to purchase any of the Securities, to pay dividends on the Common Stock and Preferred Stock, to enter into a change in control, merger, consolidation, sale of stock or assets, and with respect to other matters. By becoming a party to this Agreement, Canterbury and Blackstone are not consenting to any matter that would, absent their consent, be prohibited under the terms of the Subordinated Loan Agreement. The Investors further acknowledge that each Warrant Agreement contains restrictions on Acquisition Corp.'s ability to amend the terms of the Preferred Stock.

        2.4.  Reliance.    Each Investor acknowledges that Acquisition Corp. and each of the other Investors is entering into this Agreement in reliance upon such Investor's representations and warranties made herein and in each Subscription Agreement (which representations and warranties are incorporated by reference herein) and such Investor's covenants and agreements contained herein.

ARTICLE III

OTHER COVENANTS AND REPRESENTATIONS

        3.1.  Financial Statements and Other Information.    So long as any Investor (together with its Affiliates) owns more than 2% of the outstanding Common Stock, Acquisition Corp. shall deliver to such Investor:

          (a)   as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Acquisition Corp., consolidated balance sheets of Acquisition Corp. and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of Acquisition Corp. and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments; and

          (b)   as soon as available and in any event within 90 days after the end of each fiscal year of Acquisition Corp., a consolidated balance sheet of Acquisition Corp. and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of Acquisition Corp. and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, together with an auditor's report thereon of a firm of established national reputation.

        3.2.  Sale of Acquisition Corp. or ARI.

          (a)   If the Board of Directors and holders of at least a majority of Acquisition Corp.'s Common Stock then outstanding approve the sale of Acquisition Corp. or ARI to an unaffiliated third person (whether by merger, consolidation, reorganization, sale of all or substantially all of its assets or sale of a majority of the outstanding capital stock) (an "Approved Sale"), each Investor and his or its transferees (including Permitted Transferees, but excluding transferees who receive such shares of Common Stock unrestricted as to transfer under the Securities Act) ("Transferees") will consent to, vote for, and raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Approved Sale, and will sell all of his or its Securities in such Approved Sale upon the terms and conditions approved by the Board of Directors of Acquisition Corp. and the holders of a majority of the Common Stock then outstanding, provided that all Investors receive the same form and amounts of consideration per share of the applicable Securities. Each Investor and Transferee will take all necessary and desirable actions in connection with the consummation of an Approved Sale, including, without limitation, executing the applicable purchase agreements and joining in any indemnification obligations (whether directly to the buyer in such Approved Sale or pursuant to a contribution arrangement) on a pro rata basis in accordance with the consideration received in such Approved Sale.

          (b)   The obligations of each of the Investors and the Transferees with respect to an Approved Sale are subject to the satisfaction of the conditions that: (i) upon the consummation of the Approved Sale, all of the Investors and the Transferees will receive the same form and amount of consideration per share of the applicable Securities and the same form and amount of any other compensation, if any, paid in connection with the Approved Sale, or if any holder of Securities is given an option as to the form and amount of consideration to be received, all Investors and Transferees will be given the same option, and that the amount of consideration per share of Preferred Stock shall not exceed its Liquidation Preference (as such term is defined in the Certificate of Incorporation) and (ii) the terms of the Approved Sale shall not include any provisions subjecting an Investor or its Transferees to any indemnification obligation or other liability beyond the value of the consideration received in the Approved Sale by such Investor or Transferees.

        3.3.  Tag-Along Rights.

          (a)   Except as otherwise provided in Section 3.3(e), each of the BRS Entities and the FSI Entities covenants and agrees with the other Investors and their Transferees that he, she or it will not effect a Transfer of shares of Common Stock and/or Preferred Stock in, or otherwise participate in, any transaction that constitutes a "Significant Transfer" (as hereinafter defined) unless all other Investors and their Transferees (collectively, the "Tag-Along Rightholders") are offered an equal opportunity (the "Tag-Along Right") to participate in such transaction or transactions on a pro rata basis (based on the number of shares of Common Stock or Preferred Stock outstanding on a fully-diluted basis) and on identical terms. As used herein, a "Significant Transfer" means a Transfer, which either alone or taken together with all prior Transfers by any BRS Entity or FSI Entity, as the case may be, to any person or persons other than a Permitted Transferee, aggregate to 10% or more of the total number of shares of Common Stock or Preferred Stock set forth opposite the name of such Investor on Exhibit A hereto.

          (b)   Prior to any sale of Common Stock and/or Preferred Stock subject to these provisions, the seller (the "Tag-Along Seller") shall notify Acquisition Corp. in writing of the proposed sale. Such notice (the "Tag-Along Sale Notice") shall set forth: (i) the number of shares of Common Stock and/or Preferred Stock subject to the proposed sale; (ii) the name and address of the proposed purchaser; and (iii) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser. Acquisition Corp. shall promptly, and in any event within ten days, mail or hand deliver or cause to be mailed or hand delivered the Tag-Along Sale Notice to the Tag-Along Rightholders. Each Tag-Along Rightholder may exercise the Tag-Along Right by delivery of a written notice (the "Tag-Along Acceptance Notice") to the Tag-Along Seller within fifteen days of the date Acquisition Corp. mailed or hand delivered or caused to be mailed or hand delivered the Tag-Along Sale Notice. The Tag-Along Acceptance Notice shall state the number of shares of Common Stock and/or Preferred Stock that the Tag-Along Rightholder proposes to include in the proposed sale. If no Tag-Along Acceptance Notice is received during the fifteen-day period referred to above, the Tag-Along Seller shall have the right for a 90-day period to effect the proposed sale of shares of Common Stock and/or Preferred Stock on terms and conditions no more favorable than those stated in the Tag-Along Sale Notice. Any Investor delivering a Tag-Along Acceptance Notice shall participate in the proposed transaction as set forth in Section 3.3(a). Concurrently with the consummation of the Significant Transfer, the Tag-Along Seller shall (i) notify each Tag-Along Rightholder who has delivered a Tag-Along Acceptance Notice (an "Accepting Tag-Along Holder"), (ii) remit to the Accepting Tag-Along Holder the aggregate consideration for the shares of Common Stock and/or Preferred Stock to be sold by the Accepting Tag-Along Holders in the Significant Transfer as contemplated pursuant to Section 3.3(a) hereof, and (iii) furnish such other evidence of the completion and time of completion of the Significant Transfer and the terms thereof as may be reasonably requested by the Accepting Tag-Along Holders.

          (c)   (i) Tag-Along Seller may sell Common Stock and/or Preferred Stock in, or otherwise participate in, a Significant Transfer without complying with the requirements of Section 3.3(b) so long as the Tag-Along Seller deposits into escrow with a nationally recognized financial institution at the time of such Significant Transfer that amount of consideration received in the sale equal to the "Escrow Amount." As used herein, the "Escrow Amount" shall equal that amount of consideration that all Tag-Along Rightholders would have been entitled to receive if they had the opportunity to participate in the sale on a pro rata basis, determined as if each Tag-Along Rightholder (A) delivered a Tag-Along Acceptance Notice to the Tag-Along Seller in the time period set forth in Section 3.3(b) and (B) proposed to include all of her, his or its shares of Common Stock and/or Preferred Stock in such sale.(i)

            (ii)   The Tag-Along Seller shall notify Acquisition Corp. in writing of the proposed Significant Transfer pursuant to this Section 3.3(c) no later than the date of such Significant Transfer. Such notice (the "Escrow Notice") shall set forth the information required in the Tag-Along Sale Notice, and in addition, such notice shall state the name of the escrow agent and, if the consideration (in whole or in part) for the Significant Transfer was cash, then the account number of the escrow account. Acquisition Corp. shall promptly, and in any event within ten days, mail or cause to be mailed the Escrow Notice to each Tag-Along Rightholder. Such Tag-Along Rightholder may exercise the Tag-Along Right by delivery to the Tag-Along Seller, within fifteen days of the date Acquisition Corp. mailed or hand delivered or caused to be mailed or hand delivered the Escrow Notice, of (A) a written notice specifying the number of shares of Common Stock and/or Preferred Stock it proposes to sell in such Significant Transfer; and (B) the certificates for such Common Stock and/or Preferred Stock, with stock powers duly endorsed in blank and with signatures guaranteed.

            (iii)  Promptly after the expiration of the fifteenth day after Acquisition Corp. has mailed or hand delivered or caused to be mailed or hand delivered the Escrow Notice, (A) the Tag-Along Seller shall purchase that number of shares of Common Stock and/or Preferred Stock as the Tag-Along Seller would have been required to include in the sale had the Tag-Along Seller complied with the provisions of Section 3.3(b), (B) all shares of Common Stock and/or Preferred Stock not required to be purchased by the Tag-Along Seller shall be returned to the Tag-Along Rightholders thereof and (C) all funds and other consideration held in escrow shall be released to the Tag-Along Seller. If the Tag-Along Seller received consideration other than cash in his, her or its sale, the Tag-Along Seller shall purchase the shares of Common Stock and/or Preferred Stock tendered by paying to the Tag-Along Rightholders the same non-cash consideration and cash in the same proportion as received by the Tag-Along Seller in the sale. The Tag-Along Seller shall pay all costs and expenses of the escrow agent, and any interest on the Escrow Amount shall accrue to the benefit of Acquisition Corp.

          (d)   The Tag-Along Rights provided pursuant to this Section 3.3 shall terminate upon an Initial Public Offering, immediately following an Approved Sale in which at least 90% of the assets are sold and the proceeds are distributed to the shareholders or 100% of the outstanding shares of capital stock of Acquisition Corp. are sold for cash, or as to the BRS Entities or the FSI Entities, as the case may be, upon a distribution by BRS or FSI of all of its Securities to its partners pursuant to its agreement of limited partnership. An "Initial Public Offering" shall mean the sale by Acquisition Corp. pursuant to an effective registration statement under the Securities Act of Common Stock for gross offering proceeds of at least $20 million.

          (e)   Notwithstanding anything to the contrary, a Tag-Along Seller may make any of the following sales without offering the Tag-Along Rightholders the opportunity to participate: (i) sales by a Tag-Along Seller to any Permitted Transferee, provided that the proposed purchaser agrees in writing to be bound by the provisions of this Agreement; (ii) sales pursuant to an effective registration statement under the Securities Act; and (iii) sales pursuant to an Approved Sale, unless the number or amount of Securities which such Tag-Along Right Holder shall be required to sell in such Approved Sale as a result of the operation of Section 3.2 hereof is less than the number or amount of Securities that such Tag-Along Right Holder would otherwise be entitled to sell in such Approved Sale (but for the applicability of this Section 3.3(e)(iii)) in connection with the exercise of its Tag-Along Rights pursuant to Section 3.3(a).

          (f)    In any transaction giving rise to Tag-Along Rights, the amount of consideration per share of Preferred Stock paid to a Tag-Along Seller shall not exceed its Liquidation Preference.

        3.4.  Preemptive Rights.

          (a)   Except as provided below, Acquisition Corp. shall not issue, sell or transfer (i) any shares of preferred stock (including the Preferred Stock) of Acquisition Corp. to any BRS Entity or any FSI Entity (collectively, the "Section 3.4 Preferred Stock") or (ii) any shares of Common Stock (or any options, warrants, convertible securities, or other rights to purchase or subscribe for Common Stock) (the "Common Stock Equivalents") unless Acquisition Corp. provides each Investor written notice (the "Section 3.4 Notice") at least 15 days prior to the proposed issuance date specifying the prices at which the Section 3.4 Preferred Stock and/or Common Stock Equivalents are proposed to be issued and sold and all other material terms of the issuance. Each Investor shall have the right to purchase, during the period set forth in Section 3.4(b), at the prices and on the terms specified in the Section 3.4 Notice, up to the number of shares (or amount) of Section 3.4 Preferred Stock and/or Common Stock Equivalents (together, the "Maintenance Securities") equal to their Percentage Ownership as it existed immediately prior to such issuance (the "Preemptive Rights"). "Percentage Ownership" means, with respect to any Investor at any time, (i) the number of shares of Common Stock, on a fully diluted basis, that such Investor or group of Investors beneficially owns (and (without duplication) has the right to acquire) at such time, divided by (ii) the total number of shares of Common Stock outstanding at such time on a fully diluted basis; provided, however, that Options shall not be taken into account for purposes of clause (i) and (ii) above in determining such Investor's Percentage Ownership.

          (b)   Each Investor may exercise its right to purchase Maintenance Securities by delivering written notice of acceptance of any offer made in a Section 3.4 Notice within 10 days after receipt of the Section 3.4 Notice. A delivery of such a written notice of acceptance, which shall specify the number of shares (or amount) of Maintenance Securities that such Investor desires to so purchase, shall constitute a binding agreement of such Investor to purchase such Maintenance Securities specified in such written acceptance notice, at the prices and on substantially the same terms and conditions as set forth in the Section 3.4 Notice. Acquisition Corp. shall have 90 days from the date it sends the Section 3.4 Notice to consummate the proposed issuance of Maintenance Securities. On the date of such consummation, Acquisition Corp. shall issue certificates representing the Maintenance Securities to be purchased by the Investors, registered in the names and in the denominations as specified by the Investors in the applicable written acceptance notice, against payment by the Investors of the purchase price for such Maintenance Securities. If Acquisition Corp. proposes to issue Section 3.4 Preferred Stock or Common Stock Equivalents after such 90-day period, it shall again comply with the foregoing procedures.

          (c)   Notwithstanding the foregoing, no Investor shall be entitled to purchase Maintenance Securities as contemplated by this Section 3.4 (and no Section 3.4 Notice shall be required) in connection with (i) the grant or exercise of options to purchase Common Stock Equivalents, or the issuance of shares of Common Stock Equivalents, to employees, officers and directors of Acquisition Corp. or any of its subsidiaries pursuant to any employee benefit plan, incentive award program or other employee compensation arrangement, plan or program so long as the number of such Common Stock Equivalents do not exceed 15% of the number of shares of Common Stock (on a fully diluted basis) outstanding on the Closing Date, (ii) the issuance of Section 3.4 Preferred Stock or Common Stock Equivalents upon the conversion, exercise or exchange of, or as required by the terms of, outstanding securities (other than securities issued in violation of this Agreement), in accordance with their original terms (including, without limitation, the issuance of shares of Common Stock upon the exercise of any Warrants), (iii) the issuance of Section 3.4 Preferred Stock or Common Stock Equivalents pursuant to any stock split, stock dividend or other similar stock recapitalization, (iv) any underwritten public offering and (v) the issuance of Common Stock Equivalents to any person other than BRS, FSI or any of their respective Affiliates that represent, in the aggregate on a fully diluted basis, less than 15% of the Common Stock outstanding on a fully diluted basis immediately following the Closing. Notwithstanding the foregoing, Canterbury Mezzanine II, Blackstone Partners and Blackstone Holdings shall not be entitled to purchase Maintenance Securities as contemplated by this Section 3.4 in connection with the issuance of Common Stock Equivalents if the antidilution provisions set forth in Section 12 of their respective Warrant Agreements adjust the terms of the Warrants as a result of the issuance of such Common Stock Equivalents.

          (d)   If Section 3.4 Preferred Stock or Common Stock Equivalents are being issued by Acquisition Corp. in connection with the issuance of other securities of Acquisition Corp., then each Investor may only exercise its Preemptive Right by purchasing a pro rata share of both the Section 3.4 Preferred Stock or Common Stock Equivalents, as the case may be, and the other securities being issued. The foregoing terms and conditions applicable to the purchase of Maintenance Securities shall also apply to the purchase of such other securities.

          (e)   The provisions of this Section 3.4 shall terminate upon the occurrence of an Initial Public Offering or upon an Approved Sale.

        3.5.  Purchaser Representative.    If Acquisition Corp. or any Additional Investor enters into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Additional Investor will, at the request of Acquisition Corp., appoint a purchaser representative (as such term is defined in Rule 501(h) promulgated by the Securities and Exchange Commission under the Securities Act) reasonably acceptable to Acquisition Corp. If any Additional Investor appoints the purchaser representative designated by Acquisition Corp., Acquisition Corp. will pay the fees of such purchaser representative, but if any Additional Investor declines to appoint the purchaser representative designated by Acquisition Corp. such Additional Investor will appoint another purchaser representative (reasonably acceptable to Acquisition Corp.), and such Additional Investor will be responsible for the fees of the purchaser representative so appointed.

ARTICLE IV

CORPORATE ACTIONS

        4.1.  Certificate of Amendment and Certificate of Increase.

        Each Investor has reviewed the (i) Certificate of Amendment and (ii) the Certificate of Increase in the forms attached hereto as Exhibits B-1 and B-2, respectively, and hereby approves and ratifies the same.

        4.2.  Directors.

          (a)   Each Investor and Permitted Transferee agrees that it shall take, at any time and from time to time, all action necessary (including voting the Common Stock owned by him, her or it, calling special meetings of stockholders and executing and delivering written consents) to ensure that:

          (b)   the authorized number of directors on the Board of Directors of Acquisition Corp. shall be established at six directors or at such other number of persons as BRS shall determine; and

          (c)   that the following individuals shall be elected to the Board of Directors:

            (i)    one individual designated by FSI (so long as the FSI Entities continue to own at least 50% of the Common Stock set forth opposite the name of such FSI Entities on Exhibit A hereto; and

            (ii)   the remaining directors shall be designated by BRS (so long as the BRS Entities continue to own at least 50% of the Common Stock set forth opposite the name of such BRS Entities on Exhibit A hereto).

        4.3.  Right to Remove Certain of Acquisition Corp.'s Directors.    Each of BRS and FSI, as the case may be, may request that any director designated by it be removed (with or without cause) by written notice to the other Investors, and, in any such event, each Investor shall promptly consent in writing or vote or cause to be voted all shares of Common Stock now or hereafter owned or controlled by it for the removal of such person as a director. In the event any person ceases to be a director, such person shall also cease to be a member of any committee of the Board of Directors of Acquisition Corp.

        4.4.  Right to Fill Certain Vacancies in Acquisition Corp.'s Board.    In the event that a vacancy is created on Acquisition Corp.'s Board of Directors at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director designated by BRS or FSI, as the case may be, or if otherwise there shall exist or occur any vacancy on Acquisition Corp.'s Board of Directors in a directorship subject to designation by BRS or FSI, as the case may be, such vacancy shall not be filled by the remaining members of Acquisition Corp.'s Board of Directors but each Investor hereby agrees promptly to consent in writing or vote or cause to be voted all shares of Common Stock now or hereafter owned or controlled by it to elect that individual designated to fill such vacancy and serve as a director, as shall be designated by BRS or FSI, as the case may be.

        4.5.  Subsidiary Governance.    Each Investor agrees that the board of directors of the Company shall be comprised of the individuals who are serving as directors on the Board of Directors of Acquisition Corp. in accordance with Sections 4.2, 4.3, 4.4 and 4.6 hereof. Each Investor agrees to vote all of its Securities and to cause its representatives on the Board of Directors of Acquisition Corp., subject to their fiduciary duties, to vote and take other appropriate action to effectuate the agreements in Sections 4.2, 4.3, 4.4 and 4.6 hereof in respect of ARI.

        4.6.  Management Rights.    For so long as BRS Entities, FSI Entities, BancBoston or Canterbury Entities (other than Canterbury Mezzanine II) each own in the aggregate at least 2% of the outstanding Securities on a fully diluted basis and there has not been an Initial Public Offering:

          (a)   Right of Consultation.    BRS, FSI, BancBoston (or any one Permitted Transferee designated in writing to Acquisition Corp. by BancBoston (a "BancBoston Designee") or the BancBoston Designee) and one representative (the "Canterbury Representative") designated in writing to Acquisition Corp. by the Designated Holder (as defined below) shall have the right, and Acquisition Corp. shall cause the Company to grant to BRS, FSI, BancBoston (or the BancBoston Designee) and the Canterbury Representative the right, to consult with and advise the management of Acquisition Corp. and its subsidiaries, at any time or from time to time, on all matters relating to the operation of Acquisition Corp. and its subsidiaries, including, without limitation, significant changes in management personnel and compensation or employee benefits, the introduction of new products or new lines of business, important acquisitions or dispositions of plant and equipment, significant research and development programs, the purchase or sale of important patents, trademarks, licenses and concessions, and the proposed compromise of any significant litigation.

          (b)   Observation Rights.    BRS, FSI and the Designated Holder shall have the right, and Acquisition Corp. shall cause ARI to grant to BRS, FSI and the Designated Holder the right, in the case of BRS and FSI, to have its representatives (in addition to its representatives that are directors) and in the case of the Designated Holder, to have the Canterbury Representative attend meetings of the Board of Directors (and committees thereof) of Acquisition Corp. and ARI. Acquisition Corp. shall give, or shall cause ARI to give, as appropriate, to BRS, FSI and the Designated Holder (i) at least three days' notice of each regular meeting of the Board of Directors of each of Acquisition Corp. and ARI, (ii) such notice as is necessary under the circumstances to enable BRS's and FSI's representatives and the Canterbury Representative to attend each special or emergency meeting of the Board of Directors of each of Acquisition Corp. and ARI, (iii) on or prior to the date of each meeting of the Board of Directors of each of Acquisition Corp. and ARI all information given to the directors at such meeting and (iv) within 90 days following each meeting of the Board of Directors of each of Acquisition Corp. and ARI, copies of the minutes of such meeting; provided, however that the Canterbury Representative shall not be permitted to attend the portion of any such meeting, if any, during which there shall exist a conflict of interest arising out of Canterbury Mezzanine II's ownership of loans and other obligations pursuant to the Subordinated Loan Agreement.

          (c)   Inspection and Access.    In addition to the reporting requirements set forth in Section 3.1 hereof, Acquisition Corp. shall provide to BRS Entities, FSI Entities, BancBoston (and its Permitted Transferees) and the Canterbury Representative true and correct copies of all quarterly and annual financial reports of the Company and budgets prepared by or on behalf of Acquisition Corp. and of ARI, and such other documents, reports, financial data and other information as BRS Entities, FSI Entities, BancBoston (and its Permitted Transferees) or the Canterbury Representative may reasonably request. Acquisition Corp. shall permit any authorized representatives designated by BRS Entities, FSI Entities, BancBoston (and its Permitted Transferees) or the Canterbury Representative to visit and inspect any of the properties of Acquisition Corp. or any of its subsidiaries, including its and their books of account (and to make copies and take extracts therefrom), and to discuss its and their affairs, finances and accounts with its and their officers and their current and prior independent public accountants (and by this provision Acquisition Corp. authorizes such accountants to discuss with such representatives the affairs, finances and accounts of Acquisition Corp. and its subsidiaries, whether or not a representative of Acquisition Corp. is present), all at such reasonable times and as often as BRS Entities, FSI Entities, BancBoston (and its Permitted Transferees) or the Canterbury Representative may reasonably request.

          (d)   For purposes of this Section 4.6, the term "Designated Holder" shall mean any person or persons holding in the aggregate more than 50% of the total number of shares of Common Stock set forth opposite the names of Canterbury Detroit and Canterbury Mezzanine on Exhibit A hereto.

        4.7.  Confidentiality.

          (a)   Each Investor hereby agrees that Confidential Information (as defined below) has been and will be made available to him or it in connection with such Investor's interest in Acquisition Corp. and its subsidiaries. Each Investor agrees that he or it will not use the Confidential Information in any way that is reasonably likely to result in a material detriment to the business of

  Acquisition Corp. and its subsidiaries. Each Investor further acknowledges and agrees that he or it will not disclose any Confidential Information to any person; provided that Confidential Information may be disclosed (i) to such Investor's Representatives (as defined below) in the normal course of the performance of their duties, (ii) to the extent required by applicable statute, law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which an Investor is subject) or by generally accepted accounting principles, (iii) to any third party to whom such Investor is contemplating a transfer of his or its Securities, provided that such transfer would not be in violation of the provisions of this Agreement and as long as such third party is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement in form and substance satisfactory to Acquisition Corp. and substantially similar to the provisions hereof or (iv) if the prior consent of the Board of Directors of Acquisition Corp. shall have been obtained. Nothing contained herein shall prevent the use of Confidential Information in connection with the assertion or defense of any claim by or against Acquisition Corp. or any Investor.

          (b)   "Confidential Information" means any information concerning Acquisition Corp., its financial condition, business, subsidiaries, operations or prospects in the possession of or to be furnished to any Investor in his or its capacity as a shareholder of Acquisition Corp. or by virtue of his or its present or former position as, or right to designate, a director of Acquisition Corp.; provided that the term "Confidential Information" does not include information which (a) was or becomes generally available publicly other than as a result of a disclosure by an Investor or his or its partners, directors, officers, employees, agents, counsel, investment advisers, consultants or representatives (all such persons being collectively referred to as "Representatives") in violation of this Section 4.7 or (b) was or becomes available to such Investor on a nonconfidential basis from a source other than Acquisition Corp., any regulatory entity or an Investor or his or its Representatives, provided that such source is or was (at the time of receipt of the relevant information) not, to the best of such Investor's knowledge, bound by a confidentiality agreement with Acquisition Corp. or another person.

        4.8.  Arms-Length Transactions.    Acquisition Corp. shall not enter into any contract, transaction or arrangement (collectively, "Transaction") with BRS, FSI, or any of its Affiliates (an "Interested Party") unless a majority of the directors of Acquisition Corp. (excluding the directors affiliated with the Interested Party) determines that the terms and conditions of such Transaction are no more favorable to such Interested Party than those that would have been applicable in an arms-length Transaction. The foregoing shall not affect any Transaction in effect on or prior to the Closing Date.

ARTICLE V

REGISTRATION RIGHTS

        The Investors shall have registration rights with respect to the Common Stock as set forth in the Registration Rights Agreement attached hereto as Exhibit C (the "Registration Rights Agreement"). Each of the Investors agrees not to effect any public sale or distribution of any securities of Acquisition Corp. during the periods specified in the Registration Rights Agreement, except as permitted thereby, and each such Investor agrees to be bound by the rights of priority to participate in offerings as set forth therein.

ARTICLE VI

MISCELLANEOUS

        6.1.  Amendment and Modification.    This Agreement (including the Registration Rights Agreement) may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by (i) Acquisition Corp., (ii) BRS (so long as the BRS Entities and their respective Permitted Transferees own in the aggregate at least 5% of the outstanding Common Stock on a fully diluted basis), (iii) FSI (so long as the FSI Entities and their respective Permitted Transferees own in the aggregate at least 5% of the outstanding Common Stock on a fully diluted basis), (iv) BancBoston (so long as the BancBoston and its Permitted Transferees own in the aggregate at least 5% of the outstanding Common Stock on a fully diluted basis), (v) Canterbury (so long as the Canterbury Entities and their respective Permitted Transferees own in the aggregate at least 5% of the outstanding Common Stock on a fully diluted basis), (vi) Blackstone (so long as the Blackstone Entities and their respective Permitted Transferees own in the aggregate at least 5% of the outstanding Common Stock on a fully diluted basis), and (vii) the holders of a majority of the outstanding Common Stock on a fully diluted basis (including Securities owned by the BRS Entities, FSI Entities, the Canterbury Entities and BancBoston, but not including Securities held by holders not a party hereto or hereafter made a party hereto). Notwithstanding the foregoing, no amendment or waiver of Sections 2.1, 3.1, 4.6, this Section 6.1 and the Registration Rights Agreement will be effective against any Investor that would be adversely affected by such amendment or waiver unless such Investor consents to such amendment or waiver. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. For purposes of this Section 6.1, on any date of calculation, the number of shares of outstanding Common Stock on a "fully diluted basis" shall be equal to (i) the number of shares of Common Stock that are issued and outstanding on such date, plus (ii) the number of shares of Common Stock issuable upon conversion or exercise of all securities convertible into, or exercisable for, Common Stock, including, without limitation, the Warrants. The provisions of Sections 2, 3 and 4 hereof shall terminate upon a Qualified Public Offering (as such term is defined in the Registration Rights Agreement).

        6.2.  Survival of Representations and Warranties.    The representations and warranties set forth in Section 1.1 of this Agreement will survive the execution and delivery of this Agreement, the Closing Date and the consummation of the transactions contemplated hereby, regardless of any investigation made by a party hereto or on its behalf. No other representations and warranties set forth herein shall so survive.

        6.3.  Exercise of Old Warrants.    Each of Canterbury Mezzanine and Canterbury Detroit shall exercise the Old Warrants on the Closing Date, and against payment of the Exercise Price (as defined in the Old Warrant) by each of Canterbury Mezzanine and Canterbury Detroit, Acquisition Corp. shall issue 11,111.11 shares of Class A Common Stock to Canterbury Mezzanine and Canterbury Detroit in accordance with the terms of the Old Warrants.

        6.4.  Successors and Assigns; Entire Agreement.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs; provided, however, that except as set forth in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, except that at any time prior to the Closing, any BRS Entity may assign any or all of its rights or obligations hereunder to any other BRS Entity so long as such BRS Entity agrees to be bound by the provisions of this Agreement and upon such assignment, the assigning BRS Entity shall have no further liability or obligation hereunder, and at any time prior to the Closing any FSI Entity may assign any or all of its rights or obligations hereunder to any other FSI Entity so long as such FSI Entity agrees to be bound by the provisions of this Agreement and upon such assignment, the assigning FSI Entity shall have no further liability or obligation hereunder. This Agreement (including the Registration Rights Agreement) sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

        6.5.  Separability.    In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

        6.6.  Notices.    All notices provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, telex, telecopier or air courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address of which the other parties shall have been notified in accordance with this section):

    If to Acquisition Corp. to:

    Acapulco Acquisition Corp.
    4001 Via Oro Avenue, Suite 200
    Long Beach, California 90810
    Attention: President

      with a required copy to:

      Dechert Price & Rhoads
      4000 Bell Atlantic Tower
      1717 Arch Street
      Philadelphia, PA 19103-2793
      Attention: Carmen J. Romano, Esq.

    If to any BRS Entity, to:

    Bruckmann, Rosser, Sherrill & Co., Inc.
    126 East 56th Street, 29th Floor
    New York, New York 10022
    Attention: Harold O. Rosser II

      with a required copy to:

      Dechert Price & Rhoads
      4000 Bell Atlantic Tower
      1717 Arch Street
      Philadelphia, PA 19103-2793
      Attention: Carmen J. Romano, Esq.

    If to any FSI Entity, to:

    Furman Selz Investments, LLC
    55 East 52nd Street
    New York, New York 10055-0002
    Attn: Brian P. Friedman

      with a required copy to:

      Dechert Price & Rhoads
      4000 Bell Atlantic Tower
      1717 Arch Street
      Philadelphia, PA 19103-2793
      Attention: Carmen J. Romano, Esq.

    If to any BancBoston Entity, to:

    BancBoston Investments Inc.
    175 Federal Street
    Boston, Massachusetts 02110
    Attention: Theresa A. Nibi

      with a required copy to:

      Bingham Dana LLP
      150 Federal Street
      Boston, Massachusetts 02110
      Attention: Robert M. Wolf, Esq.

    If to any Canterbury Entity, to:

    Canterbury Mezzanine Capital, L.P.
    600 Fifth Avenue, 23rd Floor
    New York, New York 10020
    Attention: Mr. Patrick N. W. Turner

    If to any Blackstone Entity, to:

    Blackstone Mezzanine Partners L.P.
    345 Park Avenue
    New York, New York 10154
    Attention: Mr. Howard Gellis

    If to the Additional Investors:

    To the respective address for each such Additional Investor listed beneath such Additional Investor's name on the signature pages hereof.

    If to the Additional Option Holders:

    To the respective address for each such Additional Option Holder listed beneath such Additional Option Holder's name on the signature pages hereof.

        All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

        6.7.  Governing Law.    The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of New York, without giving effect to principles of conflicts of law, except to the extent that Delaware law shall be mandatorily applicable. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the United States District Court for the Southern District of New York, United States of America or in the absence of jurisdiction, the Supreme Court of New York located in New York City and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including, without limitation, any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each party for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 6.6 or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 6.6, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing shall affect the right to serve process in any other manner permitted by law.

        6.8.  Headings.    The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Unless otherwise specified, section references herein refer to sections of this Agreement and schedules and exhibits refer to schedules and exhibits attached hereto.

        6.9.  Counterparts.    This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

        6.10. Further Assurances.    Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

        6.11. Remedies.    In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

        6.12. Party No Longer Owning Securities.    If a party hereto ceases to own any Securities, such party will no longer be deemed to be an Investor for purposes of this Agreement.

        6.13. No Effect on Employment.    Nothing herein contained shall confer on any Investor the right to remain in the employ of Acquisition Corp. or the Company or any of its subsidiaries or Affiliates.

        6.14. Pronouns.    Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACAPULCO ACQUISITION CORP.
By:	/s/ George P. Harbison Name: George P. Harbison Title: CFO
BRUCKMANN, ROSSER, SHERRILL & CO., L.P.
By:	BRS Partners, Limited Partnership, the general partner,
By:	BRSE Associates, Inc., its general partner
By:	/s/ Stephen C. Sherrill Name: Stephen C. Sherrill Title: Executive Vice President
BRUCKMANN, ROSSER, SHERRILL & CO. II L.P.
By:	BRSE, L.L.C., the general partner
By:	/s/ Stephen C. Sherrill Name: Stephen C. Sherrill Title:

BRS CO-INVESTORS

*By:	/s/Stephen C. Sherrill Stephen C. Sherrill Attorney-in-Fact	* Bruce C. Bruckmann
* Harold O. Rosser II
/s/ Stephen C. Sherrill Stephen C. Sherrill
* Donald Bruckmann
* H. Virgil Sherrill

* Nancy Zweng
* Paul D. Kaminski
* John R. Edmonds
* Susan K. Nastasi
* Walker C. Simmons
* Marilena Tibrea
* Name: Julie Frist
BCB FAMILY PARTNERS, L.P.
By:	Bruce C. Bruckmann, General Partner
By:	* Name: Bruce C. Bruckmann Title: General Partner
NAZ FAMILY PARTNERS. L.P.
By:	Nancy Zweng, General Partner
By:	* Name: Nancy Zweng Title: General Partner
FURMAN SELZ INVESTORS II, L.P.
By:	FS PRIVATE INVESTMENTS L.L.C., Manager
By:	/s/ Brian P. Friedman Name: Brian P. Friedman Title: Managing Member

FSI CO-INVESTORS
FS EMPLOYEE INVESTORS L.L.C.
By:	FS PRIVATE INVESTMENTS L.L.C., Manager
By:	/s/ Brian P. Friedman Name: Brian P. Friedman Title: Managing Member
FS PARALLEL FUND LP
By:	FS PRIVATE INVESTMENTS LLC, Manager
By:	/s/ Brian P. Friedman Name: Brian P. Friedman Title: Managing Member
/s/ Roy L. Furman Name: Roy L. Furman
/s/ David S. Harris Name: David S. Harris

BANCBOSTON INVESTMENTS INC.
By:
By:	/s/ Theresa A. Nibi Name: Theresa A. Nibi Title: Director
CANTERBURY MEZZANINE CAPITAL, L.P.,
By:	Canterbury Capital, L.L.C., General Partner
By:	/s/ Patrick Turner Name: Patrick Turner Title: Member
CANTERBURY DETROIT PARTNERS, L.P.
By:	Canterbury Detroit, L.L.C., General Partner
By:	/s/ Patrick Turner Name: Patrick Turner Title: Member
CANTERBURY MEZZANINE CAPITAL II, L.P.,
By:	Canterbury Capital II, L.L.C., its General Partner
By:	/s/ Patrick Turner Name: Patrick Turner Title: Member
BLACKSTONE MEZZANINE PARTNERS L.P.,
By:	Blackstone Mezzanine Associates L.P., its general partner
By:	Blackstone Mezzanine Management Associates L.L.C., its general partner
By:	/s/ Salvatore Gentile Name: Salvatore Gentile Title: Member

BLACKSTONE MEZZANINE HOLDINGS L.P.,
By:	Blackstone Mezzanine Associates L.P., its general partner
By:	Blackstone Mezzanine Management Associates L.L.C., its general partner
By:	/s/ Salvatore Gentile Name: Salvatore Gentile Title: Member
ADDITIONAL INVESTORS
/s/ Fortunato N. Valenti Name: Fortunato N. Valenti
/s/ Richard C. Stockinger Name: Richard C. Stockinger
/s/ Richard C. Cattani Name: Richard C. Cattani
/s/ Paul C. Emmett Name: Paul C. Emmett
/s/ Edward J. Sirhal Name: Edward J. Sirhal
/s/ Joseph Polidora Name: Joseph Polidora
/s/ Peter W. Wyss Name: Peter E. Wyss
/s/ Charles Lewis Lamonica Name: Charles Lewis-Lamonica
/s/ John M. Forrest Name: John M. Forrest
/s/ Frederick F. Wolfe, Jr. Name: Frederick F. Wolfe, Jr.

/s/ James W. Finnerty Name: James W. Finnerty
/s/ Kenneth S. Gordon Name: Kenneth S. Gordon
/s/ Laurence B. Jones Name: Laurence B. Jones
/s/ Victor F. Broceaux Name: Victor F. Broceaux
/s/ Maris Laipenieks Name: Maris Laipenieks
/s/ Gordon Rose Name: Gordon Rose
/s/ Ira James Name: Ira James
/s/ Jesus Munoz Name: Jesus Munoz
/s/ Michael Corioso Name: Michael Corioso
/s/ Raymond Garcia Name: Raymond Garcia
/s/ Javier Fernandez Name: Javier Fernandez
/s/ Sergio Ramos Name: Sergio Ramos
ADDITIONAL INVESTORS
/s/ George Theisen Name: George Theisen
/s/ John O' Neil Name: John O'Neil
/s/ George Harbison Name: George Harbison

/s/ Frank Guidara Name: Frank Guidara
/s/ Charles Rink Name: Charles Rink
SPLICHAL LIVING TRUST DATED 1/3/97
By:	/s/ Joachim Splichal Joachim Splichal, co-trustee
By:	/s/ Christine Splichal Christine Splichal, co-trustee
ADDITIONAL OPTION HOLDERS
/s/ Frederick Hipp Name: Frederick Hipp
/s/ Tom Bryan Name: Tom Bryan
/s/ Peter Burt Name: Peter Burt

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

ARTICLE VII

DEFINITIONS

        7.1.  Definitions.    The following terms, as used herein, shall have the following meanings:

        "Agreement" means the Amended and Restated Securities Holders Agreement to which this Registration Rights Agreement is an Exhibit.

        "Blackstone Demand Transferee" means any third party to whom Blackstone assigns registration rights in accordance with Section 2.11 hereof.

        "Blackstone Registrable Securities" means Registrable Securities held by the Blackstone Entities and Blackstone Demand Transferees.

        "Board" means the board of directors of Acapulco Acquisition Corp.

        "BRS Demand Transferee" means any third party to whom any BRS Entity assigns registration rights in accordance with Section 2.11 hereof.

        "BRS Registrable Securities" means Registrable Securities held by the BRS Entities and BRS Demand Transferees.

        "Canterbury Demand Transferee" means any third party to whom any Canterbury Entity assigns registration rights in accordance with Section 2.11 hereof.

        "Canterbury Registrable Securities" means Registrable Securities held by the Canterbury Entities and Canterbury Demand Transferees.

        "Demand Registration" means a registration under the Securities Act made at the request of any of the BRS Entities, the Canterbury Entities, the Blackstone Entities, the FSI Entities or the Demand Transferees in accordance with Section 2.2 hereof.

        "Demand Transferee" means any of the BRS Demand Transferees, the Canterbury Demand Transferees, the Blackstone Demand Transferees or the FSI Demand Transferees.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FSI Demand Transferee" means any third party to whom any FSI Entity assigns registration rights in accordance with Section 2.11 hereof.

        "FSI Registrable Securities" means Registrable Securities held by the FSI Entities and FSI Demand Transferees.

        "Holders" has the meaning given to such term in Section 2.1(c) hereof.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Public Offering" means an underwritten public offering of Securities pursuant to an effective registration statement under the Securities Act.

        "Qualified Public Offering" means a Public Offering of Class A Common Stock which is expected to result in net cash proceeds to Acquisition Corp. and any selling shareholders in an aggregate amount of not less than $25 million.

        "Registrable Securities" means, at any time, with respect to any Investor, any shares of Class A Common Stock issued and outstanding on the Closing Date, any shares of Class A Common Stock issuable upon exercise of Warrants issued and outstanding on the Closing Date and any shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock issued on the Closing Date, in any case until (x) a registration statement covering such Class A Common Stock has been declared effective by the SEC and such securities have been disposed of pursuant to such effective registration statement, (y) such securities have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act have been met or (z) such securities have been otherwise transferred, Acquisition Corp. has delivered a new certificate or other evidence of ownership for such securities not bearing the legend set forth in Section 1.2 of the Agreement (or other legend of similar import) and such securities may be resold without subsequent registration under the Securities Act. A Person shall be deemed a "holder" of Registrable Securities if it owns Registrable Securities or if it then has the right to acquire Registrable Securities upon exercise of Warrants or conversion of Class B Common Stock into Class A Common Stock.

        "Registration Expenses" means (i) all registration and filing fees, (ii) fees and expenses relating to compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the securities registered), (iii) printing expenses, (iv) internal expenses of Acquisition Corp. (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for Acquisition Corp. and customary fees and expenses for independent certified public accountants retained by Acquisition Corp. (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 2.4(h) hereof), (vi) reasonable fees and expenses of any special experts retained by Acquisition Corp. in connection with such registration, (vii) reasonable fees and expenses of one counsel for the Shareholders participating in the offering selected by the Shareholders and reasonably acceptable to Acquisition Corp., (viii) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. (the "NASD"), including fees and expenses of any "qualified independent underwriter" and (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Shareholders (or the agents who manage their accounts) or any fees and expenses of underwriter's counsel).

        "Registration Securities" has the meaning given to such term in Section 2.2(c).

        "SEC" means the Securities and Exchange Commission.

        "Selling Shareholder" means any BRS Entity, FSI Entity, BancBoston, Canterbury Entity, Blackstone Entity or Demand Transferee who makes a request pursuant to Section 2.2 hereof that Acquisition Corp. effect a Demand Registration.

        "Shareholder" means each Person (other than Acquisition Corp.) who is a party to the Agreement, whether in connection with the execution and delivery hereof as of the date hereof or otherwise in accordance herewith, so long as such Person shall beneficially own any Registrable Securities or have the irrevocable right to acquire Registrable Securities. The term "Shareholder," to the extent such Shareholder has transferred any of its, his or her Registrable Securities to transferees in accordance with Section 2.11 hereof or, in the case of an Investor, to Permitted Transferees, shall mean such Shareholder and such transferees or Permitted Transferees, as applicable, taken together, and any right or action that may be exercised or taken at the election of such Shareholder may be exercised or taken at the election of such Shareholder and such transferees or Permitted Transferees, as applicable.

        Unless otherwise defined in this Exhibit, all terms used in this Exhibit shall have the meanings ascribed to them in the Agreement.

ARTICLE VIII

REGISTRATION RIGHTS

        8.1.  Piggyback Registrations.

          (a)   Right to Piggyback.    Whenever Acquisition Corp. proposes to register any of its Class A Common Stock under the Securities Act (other than pursuant to a registration statement on Form S-8 or S-4 or any similar form or in connection with a registration the primary purpose of which is to register debt securities (i.e., in connection with a so-called "equity kicker")) and a registration form to be used may be used for the registration of Registrable Securities (an "Incidental Registration"), Acquisition Corp. will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will include in such registration (subject to the provisions of this Agreement) all Registrable Securities with respect to which Acquisition Corp. has received written requests for inclusion therein within 20 days after the receipt of Acquisition Corp.'s notice.

          (b)   Priority on Primary Registrations.    If an Incidental Registration is an underwritten primary registration on behalf of Acquisition Corp., Acquisition Corp. will include in such registration all securities requested to be included in such registration; provided, that if the managing underwriters advise Acquisition Corp. in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, Acquisition Corp. will include in such registration (A) for an Incidental Registration which is a Qualified Public Offering, (i) first, the securities Acquisition Corp. proposes to sell, (ii) second, the Canterbury Registrable Securities and the Blackstone Registrable Securities requested to be included in such registration, pro rata among the holders thereof on the basis of the number of shares of Canterbury Registrable Securities and Blackstone Registrable Securities requested to be included therein by each such holder, (iii) third, the other Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares of Registrable Securities requested to be included therein by each such holder, and (iv) fourth, other securities, if any, requested to be included in such registration, and (B) for all other Incidental Registrations, (i) first, the securities Acquisition Corp. proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares of Registrable Securities requested to be included therein by each such holder, and (iii) third, other securities, if any, requested to be included in such registration.

          (c)   If, at any time after giving written notice of its intention to register any Class A Common Stock pursuant to this Section 2.1 and prior to the effective date of the registration statement filed in connection with such registration, Acquisition Corp. shall determine for any reason not to register such Class A Common Stock, Acquisition Corp. shall give written notice thereof to all Shareholders requesting inclusion in such registration and, thereupon, shall be relieved of its obligation to register any Registration Securities in connection with such registration. Acquisition Corp. will pay all Registration Expenses in connection with each registration of Registration Securities requested to be registered pursuant to this Section 2.1 and Section 2.2. All Shareholders properly requesting registration of Registrable Securities under this Section 2.1 are referred to as "Holders" and all Registrable Securities sought to be registered by such Holders pursuant to Sections 2.1 and 2.2 are referred to as "Registration Securities."

        8.2.  Demand Registration.

          (a)   At any time after six (6) months following an initial Public Offering, the holders of a majority of the BRS Registrable Securities, the holders of a majority of the FSI Registrable Securities, or the holders of a majority of the Canterbury Registrable Securities, or the holders of a majority of the Blackstone Registrable Securities may make a written request for registration with the SEC under and in accordance with the provisions of the Securities Act of all or part of its, his or her Registrable Securities; provided, that Acquisition Corp. may, if the Board so determines in the exercise of its reasonable judgment that it would be inadvisable to effect such Demand Registration at such time, defer such Demand Registration for a single period not to exceed 180 days.

          (b)   The BRS Entities, FSI Entities, Canterbury Entities and Blackstone Entities (including each of their respective Demand Transferees) shall each be entitled to two (2) Demand Registrations.

          (c)   Acapulco Corp. will not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of at least a majority of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise Acapulco Corp. in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, Acapulco Corp. will include in such registration (A) for a Demand Registration which is a Qualified Public Offering, (i) first, the Canterbury Registrable Securities and Blackstone Registrable Securities requested to be included in such registration, pro rata among the holders thereof on the basis of the number of shares of Canterbury Registrable Securities and Blackstone Registrable Securities requested to be included therein by each such holder, (ii) second, the other Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares of Registrable Securities requested to be included therein by each such holder and (iii) third, any other securities of Acquisition Corp. requested to be included in such registration pro rata, if necessary, on the basis of the number of shares of such other securities owned by each such holder and (B) for all other Demand Registrations, (i) first, the number of Registrable Securities requested to be included in such registration pro rata, if necessary, among the holders of Registrable Securities based on the number of shares of Registrable Securities owned by each such holder and (ii) second, any other securities of Acquisition Corp. requested to be included in such registration pro rata, if necessary, on the basis of the number of shares of such other securities owned by each such holder; provided that (y) if all the Registrable Securities requested to be included in such Demand Registration by members of any group set forth above are not to be included, selection of Registrable Securities to be included from within such group shall be made pro rata based on the number of Registrable Securities that each member of such group shall have requested to be included therein, and (z) if any Shareholder has requested inclusion in such Demand Registration and if at least 66 2/3% of the Registrable Securities requested to be included by such Shareholder are not so included, such Shareholder shall be entitled to an additional Demand Registration hereunder on the same terms and conditions as would have applied to such Shareholder had such earlier Demand Registration not been effected.

        8.3.  Holdback Agreements.    If any registration of Registration Securities shall be in connection with a Public Offering, each Shareholder and Acquisition Corp. agree not to effect any public sale or distribution, including, without limitation, any sale pursuant to Rule 144, or any successor provision, under the Securities Act, of any Securities of the same kind as the Registration Securities and not to effect any such public sale or distribution of any other security convertible into or exchangeable or exercisable for any such securities of Acquisition Corp. (in each case, other than as part of such Public Offering) during the 10 days prior to the effective date of such registration statement (except as part of such registration) or during the period after such effective date that shall be required by the managing underwriter(s) (but not to exceed 180 days). Acquisition Corp. agrees that it will use its best efforts to require a similar commitment from future holders of its securities.

        8.4.  Registration Procedures.    Whenever any Shareholder requests that any Registration Securities be registered pursuant to Section 2.1 or 2.2. hereof, Acquisition Corp. will, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such Registration Securities in accordance with the intended method of disposition thereof as quickly as practicable and in connection with any such request:

          (a)   Acquisition Corp. will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which Acquisition Corp. then qualifies or which counsel for Acquisition Corp. shall deem appropriate and which form shall be available for the sale of the Registration Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective and usable for a period of not less than 270 days (or such shorter period in which all of the Registration Securities of the Shareholders included in such registration statement shall have actually been sold thereunder), subject to proviso (z) of Section 2.2(c).

          (b)   Acquisition Corp. will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Shareholder that is participating in a registration hereunder and each underwriter, if any, of the securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter Acquisition Corp. will furnish to each such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and all amendments and supplements thereto) and such other documents as each such Shareholder or underwriter, if any, may reasonably request in order to facilitate the proposed sale or disposition of the Registration Securities owned by each such Shareholder which are covered by such registration statement. Acquisition Corp. hereby consents to the use of the prospectus, including each preliminary prospectus, each as referred to in the immediately preceding sentence, by each such Shareholder and each underwriter, if any, of the Registration Securities covered by such registration statement, in connection with the offering and sale of such securities covered by such prospectus or preliminary prospectus.

          (c)   After the filing of the registration statement, Acquisition Corp. will (i) prepare and file with the SEC such amendments and post-effective amendments to the registration statement as may be necessary to keep such registration statement effective and usable for the period set forth in Section 2.4(a), (ii) cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, (iii) comply with the provisions of the Securities Act with respect to the disposition of all Registration Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to such prospectus and (iv) promptly notify each Shareholder holding Registration Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission under state blue sky laws and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (d)   Acquisition Corp. will use its best efforts to (i) register or qualify the Registration Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Shareholder holding such Registration Securities reasonably (in light of such Shareholder's intended plan of distribution) requests and (ii) cause such Registration Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Acquisition Corp. and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of such Registration Securities owned by such Shareholder; provided that Acquisition Corp. will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph 2.4(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

          (e)   Acquisition Corp. will immediately notify each Shareholder holding such Registration Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registration Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly prepare and make available to each such Shareholder any such supplement or amendment.

          (f)    In the event of a Public Offering, Acquisition Corp. may, subject to its other contractual obligations, select in its sole discretion, an underwriter or underwriters and legal counsel as it may deem appropriate. Acquisition Corp. will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably necessary in order to expedite or facilitate the disposition of such Registration Securities, including, without limitation, the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD, maintaining a current market making prospectus and conducting customary "road show" presentations.

          (g)   Acquisition Corp. shall make available for inspection by any Shareholder and any underwriter participating in any disposition pursuant to a registration statement being filed by Acquisition Corp. pursuant to this Section 2.4 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the "Inspectors"), all Financial and other records, pertinent corporate documents and properties of Acquisition Corp. (collectively, the "Records") as shall be reasonably requested by any such Inspector, and cause Acquisition Corp.'s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement; provided that Records which Acquisition Corp. determines, in good faith, to be confidential and which Acquisition Corp. notifies the Inspectors as being confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of or agency with competent jurisdiction or (iii) such Records have previously been generally made available to the public.

          (h)   Acquisition Corp. will obtain and furnish to each such Shareholder and to each such underwriter, if any, a signed counterpart of (i) an opinion or opinions of counsel to Acquisition Corp. and (ii) a comfort letter or comfort letters from Acquisition Corp.'s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as holders of a majority of the aggregate amount of Registration Securities or the managing underwriter therefor reasonably requests.

          (i)    Acquisition Corp. shall use its best efforts to effect the listing of the Registration Securities on each securities exchange, if any, on which such Registration Securities are then listed or will be listed in connection with the registration of the Registration Securities, to the extent the Registration Securities satisfy the applicable listing requirements of such exchanges.

          (j)    Acquisition Corp. shall use its best efforts to comply with all applicable rules and regulations of the SEC and the relevant state blue sky commissions, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder.

        Acquisition Corp. may require each such Shareholder to promptly furnish in writing to Acquisition Corp. such information regarding the distribution of the Registration Securities as Acquisition Corp. may from time to time reasonably request and such other information as may be legally required in connection with such registration.

        Each such Shareholder agrees that, upon receipt of any notice from Acquisition Corp. of the happening of any event of the kind described in Section 2.4(e) hereof, such Shareholder will forthwith discontinue disposition of Registration Securities pursuant to the registration statement covering such Registration Securities until such Shareholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(e) hereof, and, if so directed by Acquisition Corp., such Shareholder will deliver to Acquisition Corp. all copies, other than any permanent file copies then in such Shareholder's possession, of the most recent prospectus covering such Registration Securities at the time of receipt of such notice. In the event that Acquisition Corp. shall give such notice, Acquisition Corp. shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.4(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.4(e) hereof to the date when Acquisition Corp. shall make available to such Holder a prospectus supplemented or amended to conform with the requirements of Section 2.4(e) hereof.

        8.5.  Indemnification by Acquisition Corp.    Acquisition Corp. agrees to indemnify and hold harmless each Shareholder, each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the respective officers, directors, partners, employees, representatives and agents of each Shareholder and each controlling Person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including, without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing and defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the fees and expenses of counsel to any such indemnified Person) (collectively, "Losses") directly or indirectly caused by or arising out of any untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment thereto) or prospectus relating to such Shareholder's Registration Securities (as amended or supplemented if Acquisition Corp. shall have furnished any amendments or supplements thereto) or any preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission that is made in reliance upon and in conformity with information furnished in writing to Acquisition Corp. by such Shareholder or on such Shareholder's behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such Losses results from the fact that a current copy of the prospectus (or amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Losses at or prior to the written confirmation of the sale of the Registration Securities concerned to such Person if it is determined that Acquisition Corp. has provided such prospectus (or amended or supplemented prospectus, as the case may be) and it was the responsibility of such Shareholder to provide such person with a current copy of the prospectus (or amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or amended or supplemented prospectus, as the case may be) would have completely cured the defect giving rise to such Losses. Acquisition Corp. also agrees to indemnify any underwriters of the Registration Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 2.5.

        8.6.  Indemnification by Participating Shareholders.    Each Shareholder holding Registration Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless Acquisition Corp., each Person, if any, who controls Acquisition Corp. within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the respective officers, directors, partners, employees, representatives and agents of Acquisition Corp. and each controlling Person to the same extent as the foregoing indemnity from Acquisition Corp. to such Shareholder, but only (a) with respect to information furnished in writing by such Shareholder or on such Shareholder's behalf expressly for use in any registration statement or prospectus relating to such Registration Securities, or any amendment or supplement thereto, or any preliminary prospectus or (b) to the extent that any Losses described in Section 2.5 results from the fact that a current copy of the prospectus (or amended or supplemented prospectus, as the case may be) provided by Acquisition Corp. was not sent or given to the Person asserting any such Losses at or prior to the written confirmation of the sale of the Registration Securities concerned to such Person if it is determined that it was the responsibility of such Shareholder to provide such Person with a current copy of the prospectus (or amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or amended or supplemented prospectus, as the case may be) would have completely cured the defect giving rise to such Losses. Each such Shareholder also agrees to indemnify and hold harmless any underwriters of the Registration Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of Acquisition Corp. provided in this Section 2.6.

        8.7.  Conduct of Indemnification Proceedings.    In case any proceeding (including, without limitation, any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article II, such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses related thereto; provided that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure to notify. In any such proceeding, each Indemnified Party shall have the right to retain its, his or her own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them. The Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if consent is withheld and there shall be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Losses (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

        8.8.  Contribution.    If the indemnification provided for in this Article II is unavailable to the Indemnified Parties in respect of any Losses referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (a) as between Acquisition Corp. and the Shareholders holding Registration Securities covered by a registration statement, on the one hand, and the underwriters, if any, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by Acquisition Corp. and such Shareholders, on the one hand, and the underwriters, if any, on the other hand, from the offering of the Registration Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of Acquisition Corp. and such Shareholders, on the one hand, and of such underwriters, if any, on the other hand, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations and (b) as between Acquisition Corp., on the one hand, and each such Shareholder, on the other hand, in such proportion as is appropriate to reflect the relative fault of Acquisition Corp. and of each such Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by Acquisition Corp. and such Shareholders, on the one hand, and such underwriters, if any, on the other hand, shall be deemed to be in the same proportion as the aggregate proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by Acquisition Corp. and such Shareholders bear to the aggregate underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of Acquisition Corp. and such Shareholders, on the one hand, and of such underwriters, if any, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Acquisition Corp. and such Shareholders or by such underwriters. The relative fault of Acquisition Corp., on the one hand, and of each such Shareholder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        Acquisition Corp. and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 2.8 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.8, no underwriter shall be required to contribute, or shall be liable under any other provision of this

Article II for, any amount in excess of the amount by which the aggregate price at which the Registration Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Shareholder shall be required to contribute, or shall be liable under any other provision of this Article II for, any amount in excess of the amount by which the aggregate price at which the Registration Securities of such Shareholder were offered to the public exceeds the amount of any damages which such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each such Shareholder's obligation to contribute pursuant to this Section 2.8 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the aggregate proceeds of the offering received by all such Shareholders and not joint.

        8.9.  Participation in Public Offering.    No Person may participate in any Public Offering hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers-of-attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of the Agreement in respect of registration rights.

        8.10. Other Indemnification.    Indemnification similar to that specified herein (with appropriate modifications) shall be given by Acquisition Corp. and each Shareholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

        8.11. Transfer of Registration Rights.    In connection with any transfer of Registrable Securities by the Shareholders to any third party (which transfer must be in compliance with the Securities Act and the Agreement) the Shareholders may assign any registration rights to which they are entitled hereunder, provided that such third party agrees to be bound by all of the terms and conditions of the Agreement. It is understood and agreed that Acquisition Corp. will be under no obligation to effect a registration of Registrable Securities held by such third party except and to the extent such third party requests in notices provided by it to Acquisition Corp. in accordance with Section 2.1 or 2.2.

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Exhibit 10.3 Amended and Restated Securities Holders Agreement, dated as of June 28, 2000